Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS JULY SALES,
UPDATES ESTIMATED SECOND QUARTER EARNINGS PER SHARE

     Pleasanton, California, August 5, 2010 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that sales increased 7% to $573 million for the four weeks ended July 31, 2010, up from $538 million for the four weeks ended August 1, 2009. Comparable store sales for the month grew 2% on top of a 4% increase in the prior year.

     For the thirteen weeks ended July 31, 2010, sales totaled $1.912 billion, an 8% gain over the $1.769 billion in sales for the thirteen weeks ended August 1, 2009. Comparable store sales for the quarter ended July 31, 2010 were up 4% on top of a 3% gain last year.

     For the six months ended July 31, 2010, sales totaled $3.847 billion, an 11% increase over the $3.460 billion in sales for the six months ended August 1, 2009. Comparable store sales for the six months ended July 31, 2010 grew 7% on top of a 3% increase in 2009.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “July comparable store sales were slightly below our forecast of a 3% to 4% gain. While we believe that increased promotions at other retailers may have negatively impacted our business early in the month, we are encouraged that our sales strengthened in the latter part of July. Home and Shoes were our strongest merchandise categories, while Florida and the Northwest were the best-performing regions.”

     Looking ahead, Mr. Balmuth said, “We now estimate that earnings per share for the 13 weeks ended July 31, 2010 will be $1.06 to $1.07, up from our prior range of $1.00 to $1.02. This updated projection is mainly due to a timing shift of distribution costs equivalent to approximately $.05 in earnings per share. These expenses are now forecast to move from the second quarter into the third and fourth quarters, with the impact to fiscal year 2010 earnings being neutral. We plan to provide detailed sales and earnings guidance for the third and fourth quarters with our second quarter earnings release and conference call on Thursday, August 19th.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, ID# 53158795, from 8:30 a.m. Eastern time on August 5, 2010 through 8:00 p.m. Eastern time on August 6, 2010. A transcript of these comments is available in the Investors section of the corporate website at www.rossstores.com. The Company plans to provide sales results for August on Thursday, September 2nd.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the second quarter ended July 31, 2010 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from the macro-economic environment, uncertainty in financial and credit markets, and changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the recent implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2009 and Forms 10-Q and 8-Ks for fiscal 2010. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2009 revenues of $7.2 billion. As of July 31, 2010 the Company operated 979 Ross Dress for Less® (“Ross”) stores and 57 dd’s DISCOUNTS® locations, compared to 939 Ross and 51 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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